Exhibit 16.1

May 19, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Craftmade International, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Craftmade’s Form 8-K report dated May 13, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of material weaknesses or other reportable events, or regarding any remedial actions taken with respect thereto.

Very truly yours,

PricewaterhouseCoopers LLP